Exhibit 99.1

Regulus Reports First Quarter 2016 Financial Results and Recent Highlights

LA JOLLA, Calif., May 2, 2016 /PRNewswire/ — Regulus Therapeutics Inc. (NASDAQ: RGLS), a biopharmaceutical company leading the discovery and development of innovative medicines targeting microRNAs, today reported financial results for the first quarter ended March 31, 2016 and provided a summary of recent corporate highlights.

“2016 is shaping up to be a pivotal year of growth for Regulus. Our progress in the first quarter has continued to demonstrate our ability to advance multiple clinical programs and execute well on our stated goals,” said Paul Grint, M.D., President and CEO of Regulus. “RG-101, with curative potential for hepatitis C viral infection, remains our primary focus and we are very gratified with the efficacy and safety reported thus far. The unique mechanism of action for RG-101, targeting a human factor necessary for viral replication within the liver, supports the potential of RG-101 to become a backbone agent for combinations with all classes of direct anti-HCV therapies. In the coming quarters, we look forward to accelerating our broad Phase II development program and reporting additional data that will help define the regulatory pathway for potential approval.”

First Quarter 2016 Financial Results & Highlights

Regulus reported a net loss of $21.2 million for the quarter ended March 31, 2016, compared to a net loss of $14.5 million for the quarter ended March 31, 2015. Basic and diluted net loss per share was $0.40 for the quarter ended March 31, 2016, compared to $0.29 for the quarter ended March 31, 2015.

Regulus recognized revenue of $0.5 million for the quarter ended March 31, 2016, compared to $4.2 million for the quarter ended March 31, 2015. Revenue for the quarter ended March 31, 2016 consisted of amortization of up-front payments from Regulus’ strategic alliances and collaborations, which are recognized over the estimated period of performance. Revenue for the quarter ended March 31, 2015 included $3.1 million in milestones and other payments earned under our collaboration with AstraZeneca.

Research and development expenses were $16.8 million for the quarter ended March 31, 2016, compared to $13.4 million for the quarter ended March 31, 2015. This increase was primarily driven by Phase II clinical trial costs for RG-101 and an increase in ongoing clinical trial costs associated with our global ATHENA natural history of disease study and manufacturing costs for RG-012.

General and administrative expenses were $5.1 million for the quarter ended March 31, 2016, compared to $3.6 million for the quarter ended March 31, 2015. This increase was primarily driven by non-cash stock-based compensation.

As of March 31, 2016, Regulus had $106.0 million in cash, cash equivalents and short-term investments, including restricted cash of $0.9 million, and 52,774,550 shares of common stock outstanding.

Recent Highlights

RG-101 (GalNAc-conjugated anti-miR122 for the treatment of Hepatitis C Virus)

•	Reported Interim Results at ILC 2016. At the International Liver Congress Meeting (ILC 2016), Regulus announced interim results during an oral presentation in the general session from one of the company’s ongoing Phase II studies of RG-101 for the treatment of HCV. The study was designed to evaluate a shortened, four-week treatment regimen containing a subcutaneous administration of 2 mg/kg of RG-101 at Day 1 and Day 29, in combination with 4 weeks of once/daily approved anti-viral agents Harvoni®, Olysio®, or Daklinza™. The study enrolled 79 treatment naïve genotype 1 and 4 HCV patients (Harvoni® arm, n=27, Olysio® arm, n=27, Daklinza™ arm, n=25). Available data from 64 patients at the interim analysis demonstrated high virologic response rates in all treatment groups, providing further evidence of RG-101’s potential to successfully shorten the duration of oral regimens. To date, RG-101 has been generally well tolerated with the majority of adverse events considered mild or moderate, and with no study discontinuations. The primary endpoint analysis (12 week follow up) for all 79 patients in the study are anticipated to be reported in late Q2 2016.

•	Initiated Phase II Combination Study with GSK. In accordance with Regulus’ clinical trial collaboration with GSK, the companies have initiated a Phase II clinical trial evaluating the combination of RG-101 and GSK2878175, an oral, non-nucleoside NS5B polymerase inhibitor, in HCV patients. In parallel, GSK is working to develop a long-acting parenteral (“LAP”) formulation of GSK2878175 as a single intra-muscular injection, providing the potential for a single-visit therapeutic treatment for HCV. Regulus anticipates reporting interim safety and efficacy data from this study by the end of 2016.

•	Enrollment Initiated in US Phase I Study. Today, Regulus announced that enrollment is near completion in a multi-center, open label, non-randomized Phase I study to compare the safety, tolerability, pharmacokinetics, and pharmacodynamics of RG-101 in subjects with severe renal insufficiency or end-stage renal disease (“ESRD”) to healthy control subjects, and further explore RG-101 in hepatitis C infected subjects with severe renal insufficiency or ESRD. Regulus anticipates reporting safety and efficacy data from the HCV/severe renal impairment or ESRD arm in the second half of 2016.

RG-012 (anti-miR21 for the treatment of Alport syndrome)

•	Advanced ATHENA Natural History Study. Regulus continues to advance the ATHENA natural history study in patients with Alport syndrome and anticipates reporting initial observations in the second quarter of 2016. Longitudinal data obtained in the ATHENA natural history study will help inform the design of the Phase II study.

•	Phase II Study. Planning is underway to initiate Phase II study by mid-2016.

•	Multiple RG-012 Poster Presentations Have Been Accepted for the ERA-EDTA 53rd Congress in Vienna, AUS in May 21-24, 2016. Poster presentations will include preclinical data and longitudinal data obtained in the Athena natural history of disease study.

Additional Highlights

•	Advanced Preclinical Portfolio. Regulus advanced several programs against undisclosed microRNA targets, and is on track to nominate a fourth candidate for clinical development by YE 2016.

•	Regulus to Present at Multiple Upcoming Healthcare Conferences. Upcoming presentations include the Bank of America Merrill Lynch 2016 Health Care Conference, May 10-13, 2016 in Las Vegas, the UBS 2016 Global Healthcare Conference, May 23–25 in New York City and the Jeffries 2016 Healthcare Conference, June 7-10, 2016 in New York City.

Conference Call & Webcast Information

Regulus will host a conference call and webcast at 5:00 p.m. Eastern Daylight Time today to discuss its first quarter 2016 financial results and recent company highlights. A live webcast of the call will be available online at www.regulusrx.com. To access the call, please dial (877) 257-8599 (domestic) or (970) 315-0459 (international) and refer to conference ID 99852289. To access the telephone replay of the call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international), passcode 99852289. The webcast and telephone replay will be archived on the company’s website following the call.

About Regulus

Regulus Therapeutics Inc. (NASDAQ:RGLS) is a biopharmaceutical company leading the discovery and development of innovative medicines targeting microRNAs. Regulus has leveraged its oligonucleotide drug discovery and development expertise to develop a well-balanced microRNA therapeutics pipeline complemented by a maturing microMarkersSM biomarkers platform and a rich intellectual property estate to retain its leadership in the microRNA field. Regulus is developing RG-101, a GalNAc-conjugated anti-miR targeting microRNA-122 for the treatment of chronic hepatitis C virus infection, and RG-012, an anti-miR targeting microRNA-21 for the treatment of Alport syndrome, a life-threatening kidney disease driven by genetic mutations with no approved therapy. In addition, RG-125, a GalNAc-conjugated anti-miR targeting microRNA-103/107 for the treatment of NASH in patients with type 2 diabetes/pre-diabetes, has entered Phase I clinical development through its strategic alliance with AstraZeneca. Regulus is also advancing several programs toward clinical development in renal, hepatic and central nervous systems diseases, both independently and with our strategic alliance partners, Sanofi and Astra Zeneca. Regulus’ commitment to innovation has resulted in multiple peer-reviewed publications in notable scientific journals and has resulted in the formation of strategic alliances with AstraZeneca and Sanofi. Regulus maintains its corporate headquarters in La Jolla, CA. For more information, please visit http://www.regulusrx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with financial estimates, the projected sufficiency of Regulus’ capital position for future periods, the expected ability of Regulus to undertake certain activities and accomplish certain goals (including with respect to development and other activities related to RG-101 and RG-012), the projected timeline of clinical development activities, and expectations regarding future therapeutic and commercial potential of Regulus’ business plans, technologies and intellectual property related to microRNA therapeutics or the Regulus microMarkersSM division being discovered and developed by Regulus. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Regulus’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Regulus’ financial position and programs are described in additional detail in Regulus filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Regulus undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Regulus Therapeutics Inc.

Selected Financial Information

Condensed Statement of Operations

(In thousands, except share and per share data)

	Three months ended March 31,
	2016	2015
	(Unaudited)
Revenues:
Revenue under strategic alliances	$489	$4,200
Operating expenses:
Research and development	16,764	13,427
General and administrative	5,103	3,644

Total operating expenses	21,867	17,071

Loss from operations	(21,378)	(12,871)
Other income (expense), net	166	(1,620)

Loss before income taxes	(21,212)	(14,491)
Income tax benefit	5	4

Net loss	$(21,207)	$(14,487)

Net loss per share, basic and diluted	$(0.40)	$(0.29)

Weighted average shares used to compute basic and diluted net loss per share	52,710,672	50,071,165

Regulus Therapeutics Inc.

Condensed Balance Sheets

(In thousands)

	March 31, 2016	December 31, 2015
	(Unaudited)
Assets
Cash, cash equivalents, short-term investments and restricted cash	$106,016	$115,319
Other current assets	9,743	18,939
Non-current assets	12,379	6,825

Total assets	$128,138	$141,083

Liabilities and stockholders’ equity
Current liabilities	$10,289	$11,438
Total deferred revenue	2,770	3,259
Other long-term liabilities	7,850	2,308
Stockholders’ equity	107,229	124,078

Total liabilities and stockholders’ equity	$128,138	$141,083